                     CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cendant Corporation

We consent to the use of our report incorporated herein by reference with respect to the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the two-year period ended December 31, 1995, and to the reference to our firm under the heading "Experts" in the prospectus.
Our report appears in the annual report on Form 10-K of CUC International Inc. for the year ended January 31, 1997.



                                             /s/ KPMG Peat Marwick LLP


Long Beach, California
January 27, 1998